Exhibit 99.1

Company contact:

Ronald H. Spair	Shauna White
Chief Financial Officer	Corporate Marketing Manager
610-882-1820	484-353-1575
Investorinfo@orasure.com	media@orasure.com
www.orasure.com	www.orasure.com

OraSure Technologies Appoints Mara G. Aspinall to Board of Directors

BETHLEHEM, PA. – June 22, 2017 – OraSure Technologies, Inc. (NASDAQ: OSUR), a leader in point of care diagnostic tests and specimen collection devices, today announced the appointment of Ms. Mara G. Aspinall as a member of the Company’s Board of Directors. Ms. Aspinall will serve as a Class II Director with an initial term expiring at the Company’s 2020 Annual Meeting of Stockholders. She will also serve on the Audit and Compensation Committees of the Board.

“We are pleased to welcome Mara as a new member of the Company’s Board of Directors,” said Stephen S. Tang, Ph.D., Chairman of the OraSure Technologies Board of Directors. “Mara’s executive leadership and extensive background in life sciences, especially in the molecular and diagnostics fields, make her an ideal addition to our Board. This is an exciting time for OraSure and I am confident that Mara will be a valuable contributor as the Company continues to grow and execute against its strategic priorities.”

Ms. Aspinall currently serves as the President and CEO of Health Catalysts, an investment and advisory firm that focuses on growth of early stage life science and technology companies. She also currently serves as the Executive Chairman of GenePeeks, a computational genomics company offering proprietary technology to help identify the pre-conception risk of passing on monogenic disease to progeny.

Prior to these positions, Ms. Aspinall served as President and CEO, Global Head of Roche Tissue Diagnostics, where she led Ventana Medical Systems, a division of the Roche Group that provides tissue-based cancer diagnostic instruments, products and services. Prior to that she founded and served as CEO and Director of On-Q-ity, Inc., a diagnostic research company focused on improving cancer treatment through the capture of circulating tumor cells in a patient’s blood. Ms. Aspinall also spent 12 years with Genzyme Corporation, serving as President of the Genzyme Genetics division, a leading provider of esoteric and genetic tests for the reproductive, oncology and personalized medicine markets, and as President of the Genzyme Pharmaceuticals division, a custom pharmaceutical intermediates provider. Ms. Aspinall began her career as a management consultant with Bain & Company.

Ms. Aspinall co-founded the International School of Biomedical Diagnostics at Arizona State University, the first school dedicated to diagnostics as an independent discipline. In addition, she has taught in the area of diagnostics at the University of Arizona School of

Medicine, Harvard Medical School and Boston University School of Management, and is a frequent national speaker on healthcare related issues.

Ms. Aspinall is a member of the Harvard Business School Healthcare Initiative Advisory Board, was recognized as Arizona BioSciences (“AZBio”) Leader of the Year in 2016 and has authored a number of articles for health-care industry publications. In addition to her Board service at GenePeeks, Ms. Aspinall currently serves on the Boards of Abcam Plc (AIM:ABC) and Allscripts (NASDAQ: MDRX), and has served on various councils and boards of organizations within her community for the past decade.

Ms. Aspinall holds an M.B.A. from Harvard Business School and a B.A. in International Relations from Tufts University.

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of point of care diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its first-to-market, innovative products include rapid tests for the detection of antibodies to HIV and HCV on the OraQuick® platform, oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications, and oral fluid laboratory tests for detecting various drugs of abuse. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, commercial and industrial entities and consumers. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health.

For more information on OraSure Technologies, please visit www.orasure.com.

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